EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/17/25 to 11/28/25, the date of the event which required filing of this Schedule 13D/A. Unless otherwise indicated below, all trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
11/17/2025	Sell	41,527	12.14
11/18/2025	Sell	30,454	12.14
11/19/2025	Sell	67,534	12.17
11/20/2025	Sell	15,108	12.11
11/21/2025	Sell	26,063	12.10
11/24/2025	Sell	73,909	12.08
11/25/2025	Sell	23,858	12.09
11/26/2025	Sell	22,764	12.17
11/28/2025	Sell	63,574**	0
11/28/2025	Sell	23,178	12.19

** Pro-rata distribution in-kind for no consideration.